EXHIBIT 99.1

      Register.com Reports Third Quarter 2004 Financial Results

    NEW YORK--(BUSINESS WIRE)--Nov. 9, 2004--Register.com, Inc. (Nasdaq:RCOM), a leading provider of global domain name registration and Internet services, today reported net income for the quarter ended September 30, 2004 of $352,000 or $0.01 per diluted share, compared with net income of $2.4 million or $0.06 per diluted share, for the third quarter of 2003 and compared with a net loss of $(384,000) or $(0.02) per share, for the second quarter of 2004. Income from operations in the third quarter of 2004 was $343,000, compared with income from operations of $1.8 million in the third quarter of 2003 and a loss from operations of $(601,000) in the second quarter of 2004.
    Net revenues for the third quarter of 2004 were $24.6 million, compared with net revenues of $25.7 million for the third quarter of 2003, and $24.4 million for the second quarter of 2004. The decline in year-over-year revenue was attributable to lower domain registrations and lower advertising revenue, offset in part by higher revenue from value-added services. The decline in revenue from domain registrations was due to a lower number of domain names under management and lower average prices per year of subscription term. Third quarter 2004 revenue mix was as follows: 82% from domain name registrations, 17% from other products and services and 1% from advertising. This compares with a respective revenue mix of 86%, 9% and 5% in the third quarter of 2003. The respective revenue breakdown in the second quarter of 2004 was 86%, 13% and 1%.
    The Company has announced that it will be restating its financial statements as of and for the year ended December 31, 2003 and as of and for the three months, six months and nine months ended March 31, 2003, June 30, 2003 and September 30, 2003, and the balance sheets as of March 31, 2004 and June 30, 2004. The restatement will reflect the recognition of a deferred income tax asset of $3.2 million as a result of a tax election made in the first quarter of 2003. This restatement will favorably impact the 2003 provision for income taxes by $3.2 million and increase net income and deferred tax assets by the same amount. For a description of the restatement, please see Item 4.02 of the Company's current report on Form 8-K, filed November 9, 2004. The Company will also file with the Securities and Exchange Commission an amended Annual Report on Form 10-K/A for the year ended December 31, 2003, amended Quarterly Reports on Form 10-Q/A for the three and six months ended March 31, 2004 and June 30, 2004, and its Quarterly Report on Form 10-Q for the nine months ended September 30, 2004.
    At the end of the third quarter of 2004, the Company's deferred revenue balance was $90.9 million, representing a $1.1 million increase from the balance at the end of the second quarter of 2004. At the end of the third quarter of 2004, Register.com had $103.9 million in cash, short-term investments and marketable securities, representing a $3.3 million increase from the balance at the end of the second quarter of 2004. Cash flow from operations was $3.7 million in the third quarter of 2004, compared with $3.5 million in the third quarter of 2003 and $4.0 million in the second quarter of 2004.
    On October 5, 2004, the Company obtained a release from its credit card processor for potential penalties which could have been imposed for excessive chargebacks and or refunds processed through September 30, 2003. Accordingly, in the fourth quarter of 2004 the Company will reverse $5.6 million of expense accruals previously recorded from January 1, 2002 through September 30, 2003. That expense reversal will be recorded as a reduction of general and administrative expense.
    "We are pleased to report yet another quarter of positive cash flows from operations. Our cash on the balance sheet increased $3.3 million from the second quarter of 2004, and in just the last nine months, we generated $10.7 million in net cash flows from operations while also spending $2.7 million on capital expenditures" said Peter
A. Forman, President and Chief Executive Officer of Register.com. "Additionally, we continue to see an increase in revenue from other products and services, evidence that our strategy of diversifying our revenue mix and focusing on expanding our customer relationships is working."
    "We have made significant progress on our major systems improvement projects, which we anticipate will produce enhanced service platforms that will allow us to better anticipate and meet our clients' needs at reduced costs. In just the past couple weeks, we launched the beta version of our new Retail platform, a milestone for the Company. We're also pleased to report we have gone live with our new Corporate Services platform with 23 of our larger multinational U.S. based customers."
    Gross margin for the third quarter of 2004 was 68%, compared with 70% in the third quarter of 2003 and 68% in the second quarter of 2004. The year-over-year decrease in gross margin was due primarily to lower advertising revenue in the third quarter of 2004, and in part due to lower average sales prices of domain name registrations in the third quarter of 2004.
    The Company registered, transferred and renewed approximately 495,000 domain names in the third quarter of 2004. This compares to approximately 501,000 registrations in the third quarter of 2003, and approximately 545,000 registrations in the second quarter of 2004. Of the total registrations in the third quarter of 2004, approximately 211,000 were new and transferred registrations, and approximately 284,000 were renewals. As of September 30, 2004, Register.com had approximately 2.9 million domain names under management. The Company's renewal rate for the twelve months ended September 30, 2004 was approximately 60%, consistent with the twelve months ended June 30, 2004.
    General and administrative expense for the third quarter 2004 decreased sequentially because the second quarter 2004 included a $1.4 million provision for settlement of certain litigation. General and administrative expense for the third quarter of 2004 and 2003 included expense accruals of $0.5 million and $0.6 million, respectively, to cover the Company's estimates for potential credit card penalties that could be imposed for transactions occurring during those periods. As of September 30, 2004, the Company has an accrued liability of $7.7 million for potential penalties, which is included in Accounts Payable and accrued expenses on the Consolidated Balance Sheet. As discussed above, in the fourth quarter of 2004, the Company will reverse expense accruals previously recorded during the period January 1, 2002 through September 30, 2003 in the amount of $5.6 million, which will be recorded as a reduction of general and administrative expense.
    Net income per diluted share for the third quarter of 2004 is based upon approximately 25.0 million shares outstanding, compared with approximately 38.9 million shares during the third quarter of 2003. The reduction in share count was due to the Company's $120 million self-tender offer completed in September 2003.
    Register.com will hold a conference call to discuss the Company's third quarter results after its amended Annual Report on Form 10-K/A, amended Quarterly Reports on Form 10-Q/A, and its Quarterly Report on Form 10-Q, discussed above, have been filed with the Securities and Exchange Commission. The Company expects to announce the timing of this call subsequent to such filings. The Company will also provide guidance on the conference call. The event will be webcast live on the Company's investor website: http://investor.register.com. An audio archive will be available on the site beginning two hours after the call's start time.

    About Register.com

    Register.com, Inc. (www.register.com) is a leading provider of global domain name registration and Internet services for businesses and consumers that wish to have a unique address and branded identity on the Internet. With approximately 2.9 million domain names under management, Register.com has built a brand based on quality domain name management services for small and medium sized businesses, large corporations, as well as ISPs, telcos and other online businesses. The company was founded in 1994 and is based in New York.

    Statements in this announcement other than historical data and information constitute forward-looking statements, and involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. These potential risks and uncertainties include, among others, risks associated with Register.com's restructuring process and future business plan, including the risk that expected cost reductions and increased revenues may not be realized at all or in the intended time frame, uncertainty of future revenue and profitability from existing and acquired businesses, increasing competition across all segments of the domain name registration business, risks associated with high levels of credit card chargebacks and refunds, customer acceptance of new products and services offered in addition to, or as enhancements of, the Company's registration services, uncertainty of regulations related to the domain registration business and the Internet generally, the rate of our growth and of the Internet and domain name industry, risks associated with any extraordinary transactions the Company may pursue and other factors detailed in Register.com's filings with the Securities and Exchange Commission, including the quarterly report on Form 10-Q for the period ended June 30, 2004 currently on file.

     irfin


                          Register.com, Inc.
                Consolidated Statements of Operations
                             (Unaudited)
               (in thousands, except per share amounts)

                                 Three months ended Nine Months Ended
                                   September 30,      September 30,
                                 -------------------------------------
                                                               2003
                                    2004     2003     2004  (Restated)
                                 -------------------------------------

Net revenues                      $24,573  $25,749  $74,910   $79,006
Cost of revenues                    7,768    7,748   23,974    24,609
                                 -------------------------------------
   Gross profit                    16,805   18,001   50,936    54,397
                                 -------------------------------------
Operating costs and expenses:
Sales and marketing                 7,286    6,098   21,661    19,344
Technology                          4,129    5,079   12,980    13,149
General and administrative
 (including non-cash compensation
 of $53, $285, $299 and $760,
 respectively)                      4,891    4,877   14,828    22,323
Amortization of intangibles           156      137      471       406
                                 -------------------------------------
   Total operating expenses        16,462   16,191   49,940    55,222
                                 -------------------------------------
   Income (loss) from operations      343    1,810      996      (825)
Other income, net                     239      771      833     2,549
                                 -------------------------------------
   Income before provision for
    income taxes                      582    2,581    1,829     1,724
Provision for income taxes            230      158      777    (2,938)
                                 -------------------------------------
   Net income                        $352   $2,423   $1,052    $4,662
                                 =====================================

Basic income per share              $0.01    $0.06    $0.04     $0.12
Diluted income per share            $0.01    $0.06    $0.04     $0.11
Weighted average number of shares
 outstanding:
    Basic                          23,713   37,426   23,640    39,830
    Diluted                        25,048   38,927   24,952    41,264


                          Register.com, Inc.
                      Consolidated Balance Sheet
                 (in thousands, except share amounts)

                                                  September  December
                                                   30, 2004  31, 2003
                                                 ---------------------
Assets                                           (Unaudited)(Restated)
Current assets
Cash and cash equivalents                           $68,032   $52,991
Short-term investments                               22,432    39,043
Accounts receivable, less allowance of $2,066 and
 $1,850, respectively                                 7,060     6,505
Prepaid domain name registry fees                    13,344    14,477
Deferred tax assets, net                             14,112    17,454
Other current assets                                  2,590     2,388
                                                 ---------------------
Total current assets                                127,570   132,858
Fixed assets, net                                     7,971     8,363
Prepaid domain name registry fees, net of current
 portion                                              9,945     9,856
Deferred tax assets, net                              9,022    10,698
Other investments                                       496       396
Marketable securities                                13,407     2,527
Intangible assets, net                                1,524     1,952
                                                 ---------------------
Total assets                                       $169,935  $166,650
                                                 =====================

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued expenses               $13,637   $16,214
Deferred revenue                                     55,414    53,728
                                                 ---------------------
Total current liabilities                            69,051    69,942
Deferred revenue, net of current portion             35,518    33,191
                                                 ---------------------
Total liabilities                                   104,569   103,133
                                                 ---------------------

Commitments and contingencies

Stockholders' equity
Preferred stock - $.0001 par value, 5,000,000
 shares authorized; none issued and outstanding
 at June 30, 2004 and December 31, 2003
 respectively                                             -         -
Common stock - $0.0001 par value, 200,000,000
 shares authorized; 23,737,336 and 23,536,801
 shares issued and outstanding at June 30, 2004
 and December 31, 2003, respectively                      2         2
Additional paid-in capital                          100,525   100,228
Unearned compensation                                  (129)     (528)
Accumulated other comprehensive income                2,245     2,144
Accumulated deficit                                 (37,277)  (38,329)

                                                 ---------------------
Total stockholders' equity                           65,366    63,517
                                                 ---------------------
Total liabilities and stockholders' equity         $169,935  $166,650
                                                 =====================


                          Register.com, Inc.
                Consolidated Statements of Cash Flows
                             (Unaudited)
                            (in thousands)

                                 Three months ended  Nine months ended
                                    September 30,      September 30,
                                    2004     2003     2004     2003
                                                            (Restated)
                                --------------------------------------
Cash flows from operating
 activities:
Net income                           $352   $2,423   $1,052    $4,662
Adjustments to reconcile net
 income to net cash provided by
 operating activities net of
 acquisitions:
Depreciation and amortization         981    1,224    3,013     3,696
Gain on sale of fixed asset             -        -     (443)        -
Compensatory stock options and
 warrants expense                      53      285      299       760
Deferred income taxes               6,167    1,925    4,879    (1,855)
Tax benefit from exercise of
 employee stock options                 -      169        -       223
Changes in assets and
 liabilities affecting operating
 cash flows:
Accounts receivable                  (106)     468     (494)       98
Prepaid domain name registry
 fees                                 497     (336)   1,095    (1,565)
Deferred revenues                   1,181   (1,116)   4,013       722
Other current assets                  487    2,833     (306)      372
Accounts payable and accrued
 expenses                          (5,925)  (4,399)  (2,453)     (706)
                                --------------------------------------
Net cash provided by operating
 activities                         3,687    3,476   10,655     6,407
                                --------------------------------------
Cash flows from investing
 activities:
Purchases of fixed assets            (583)    (749)  (2,672)   (3,316)
Sales of fixed assets                   -        -      997         -
Purchases of investments          (58,165)(174,604)(221,391) (341,736)
Maturities of investments          57,233  255,558  227,022   465,569
                                --------------------------------------
Net cash (used in) provided by
 investing activities              (1,515)  80,205    3,956   120,517
                                --------------------------------------
Cash flows from financing
 activities:
Net proceeds from issuance of
 common stock and warrants            195      (77)     397       413
Retirement of common stock              - (120,000)       -  (120,000)
Repayment of notes payable              -        -        -    (9,927)
                                --------------------------------------
Net cash provided by (used in)
 financing activities                 195 (120,077)     397  (129,514)
Effect of exchange rate changes
 on cash                                3       24       33       303
                                --------------------------------------
Net increase in cash and cash
 equivalents                        2,370  (36,372)  15,041    (2,287)
Cash and cash equivalents at
 beginning of period               65,662   84,642   52,991    50,557
                                --------------------------------------
Cash and cash equivalents at end
 of period                        $68,052  $48,270  $68,032   $48,270
                                ======================================


                          Register.com, Inc.
                Consolidated Statements of Operations
                             (Unaudited)
               (in thousands, except per share amounts)

                                          Three months ended
                               ---------------------------------------
                               September  June 30, March 31, December
                                30, 2004    2004     2004    31, 2003
                               ---------------------------------------
Net revenues                     $24,573  $24,419   $25,917   $25,313
Cost of revenues                   7,768    7,795     8,411     8,085
                               ---------------------------------------
Gross profit                      16,805   16,624    17,506    17,228
                               ---------------------------------------
Operating costs and expenses:
Sales and marketing                7,286    7,069     7,305     6,825
Technology                         4,129    4,677     4,174     5,466
General and administrative
 (including non-cash
 compensation of  $53, $167,
 $288, $285 and $285,
 respectively)                     4,891    5,322     4,614     4,542
Amortization of intangibles          156      157       158       145
                               ---------------------------------------
 Total operating expenses         16,462   17,225    16,251    16,978
                               ---------------------------------------
Income (loss) from operations        343     (601)    1,255       250
Other income, net                    239      235       359       440
                               ---------------------------------------
Income (loss) before provision
 (benefit) for income taxes          582     (366)    1,614       690
Provision (benefit) for income
 taxes                               230       18       529      (197)
                               ---------------------------------------
Net income (loss)                   $352    $(384)   $1,085      $887
                               =======================================
Basic income (loss) per share      $0.01   $(0.02)    $0.05     $0.04
                               =======================================
Diluted income (loss) per share    $0.01   $(0.02)    $0.04     $0.04
                               =======================================
Weighted average number of
 shares outstanding:
Basic                             23,713   23,645    23,560    23,519
Diluted                           25,048   23,645    24,909    25,311

    CONTACT: Register.com, Inc.
             Investor Relations:
             Scott Eckstein, 212-798-9185
             ir@register.com